AMENDMENT TO DISTRIBUTION AGREEMENT

    This Amendment (the “Amendment”) to the Distribution Agreement (the “Distribution Agreement”) dated as of May 11, 2012, by and between Quaker Investment Trust (the “Client”) and Foreside Fund Services, LLC (the “Distributor”) is entered into as of July 6, 2014 (the “Effective Date”).WHEREAS, Client and Distributor desire to amend the Distribution Agreement to update the Distributor's services in regards to Rule 12b-1 payments; and

WHEREAS, pursuant to Section 16 of the Distribution Agreement all amendments are required to be in writing and signed by the parties;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

I.	Capitalized terms not otherwise defined herein shall have the meanings set forth in the Distribution Agreement.

II.	Section 2.I. is hereby deleted in its entirety and replaced with the following:

The Distributor shall review and approve all expenses submitted to Quaker Funds, Inc. (the “Adviser”) by third parties for services provided in connection with the Client's Class A and Class C Shares' Rule  12b-1 Plans (collectively, the “Plans”). If approved by the Distributor, the Distributor shall direct the Adviser, to pay such Expenses on behalf of the applicable Class of the applicable series of the Client.
For purposes of paying amounts owed under the Plans, the Adviser has been designated as the Distributor' s payment agent.

III.	All other terms, conditions, provisions and sections of the Distribution Agreement remain in effect and are hereby incorporated herein by reference.

           IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the Effective Date.

QUAKER INVESTMENT TRUST	FORESIDE FUND SERVICES, LLC

By:/s/ Justin Brundage	By: /s/ Mark Fairbanks
Print Name: Justin Brundage	Print Name: Mark Fairbanks
Title: Secretary	Title: President